Exhibit 99.2
WEX Signs Definitive Agreement to Acquire Certain HSA Assets of HealthcareBank

PORTLAND, Maine--(BUSINESS WIRE)-- WEX Inc. (NYSE:WEX), a leading financial technology service provider, today announced the signing of an agreement to acquire certain health savings account (“HSA”) assets of HealthcareBank, the custodian bank for customers of WEX’s Health division. We believe this acquisition will allow the Company to better capture the economics from these HSA assets.

“This asset purchase expands WEX’s role in the attractive consumer-directed healthcare ecosystem and aligns with our growth strategy,” said Robert Deshaies, President of WEX’s Health division. “We are excited to provide a more streamlined relationship experience, one that positions us to better leverage our investments to provide market-leading HSA solutions.”

Pursuant to the terms of the agreement, WEX will pay an initial cash consideration of approximately $200 million, with two additional deferred cash payments of $25 million in July 2023 and January 2024. The transaction agreement also includes potential additional consideration based on any future increases in the Federal Funds rate. WEX expects the acquisition to be accretive to adjusted net income in fiscal year 2021. The transaction is expected to close in the second quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Forward Looking Statements

This press release contains “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding: the intended benefits of the acquisition; the expected operational benefit from the acquisition for HSA partners and employers; expectations for accretion and financial benefits; and, the expected closing date of the acquisition. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this press release, the words “may,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto adversely impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices including the impact of any continued reductions in fuel price and the resulting impact on our revenues and net income; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company's acquisitions, specifically including its recent eNett and Optal acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, political and

Exhibit 99.2
economic uncertainty surrounding the United Kingdom's departure from the European Union; the impact of the transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity linked securities, the incurrence of impairment charges if our assessment of the fair value of certain of the Company's reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of WEX’s Annual Report for the year ended December 31, 2019, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2020 and Item 1A of WEX’s Quarterly Reports for the quarters ended June 30, 2020 and September 30, 2020 filed on Form 10-Q with the Securities and Exchange Commission on August 5, 2020 and November 9, 2020, respectively. WEX’s forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases, other than the Acquisition. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. WEX disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

About WEX Inc.

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in 20 currencies through approximately 5,000 associates around the world. WEX fleet cards offer 15 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions grew to approximately $40 billion in 2019; and the WEX Health financial technology platform helps 390,000 employers and more than 32 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Contacts
Media:
Jessica Roy
jessica.roy@wexinc.com
207.523.6763

Investors:
Steve Elder
steve.elder@wexinc.com
207.523.7769